EXHIBIT 99.1

Regency Centers Corporation

Press Release

www.RegencyCenters.com	CONTACT: LISA PALMER (904) 598-7636

REGENCY CENTERS REPORTS STRONG SECOND QUARTER RESULTS

Jacksonville, Fla. (August 1, 2007) — Regency Centers Corporation announced today financial and operating results for the quarter ended June 30, 2007.

Funds From Operations (FFO) for the second quarter was $65.8 million, or $0.94 per diluted share, compared to $64.6 million and $0.93 per diluted share for the same period in 2006. For the six months ended June 30, 2007, FFO was $144.9 million or $2.07 per diluted share, compared to $123.4 million or $1.78 per diluted share for the same period last year, a per share increase of 16%. Regency reports FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT) as a supplemental performance measure. The Company considers this a meaningful performance measurement in the Real Estate Investment Trust industry.

Net income for common stockholders for the quarter was $44.4 million, or $0.64 per diluted share, compared to $32.1 million and $0.47 per diluted share for the same period in 2006. Net income for the six months ended June 30, 2007, was $96.4 million or $1.39 per diluted share, compared to $98.0 million and $1.43 per diluted share for the first half of 2006.

Portfolio Results

At June 30, 2007, Regency’s total assets before depreciation were $4.5 billion. The Company owned and operated 413 shopping centers and single tenant properties, including those held in co-investment partnerships. Including tenant-owned square footage, the portfolio encompassed 55 million square feet.

For the three months ended June 30, 2007, Regency’s results for wholly-owned properties plus its pro-rata share of joint ventures were as follows:

•	Same store net operating income (NOI) growth: 4.5%
•	Same store rental rate growth on a cash basis: 14.4%
•	Leasing transactions: 508 new and renewal lease transactions for a total of 2.1 million square feet

For the six months ended June 30, 2007, Regency’s results for wholly-owned properties plus its pro-rata share of joint ventures were as follows:

•	Same store net operating income (NOI) growth: 3.2%
•	Same store rental rate growth on a cash basis: 13.9%
•	Percent leased (operating properties only): 95.2%
•	Leasing transactions year to date: 934 new and renewal lease transactions for a total of 3.5 million square feet

Acquisitions, Capital Recycling and Co-investment Partnerships

In May, Regency contracted to purchase a six property portfolio. The portfolio encompassed six Publix-anchored shopping centers in southwest Florida with average household incomes of $83,000 versus a market average of $63,000, and average grocer sales of nearly $700 per square foot. Regency acquired four of the six centers, as Publix had a right of first refusal to purchase two of the centers, which they exercised. The total purchase price of the four property portfolio was approximately $79 million at a cap rate of 5.73%. One of these properties, Corkscrew Village, was acquired for $16.1 million during the quarter with the remaining three properties closing subsequent to quarter end.

During the quarter, Regency also purchased Fairfax Shopping Center, an 85,482 square foot shopping center located in Fairfax, VA, approximately 17 miles west of Washington, D.C for $27 million. The shopping center was acquired as a high-density, urban, mixed-use redevelopment opportunity. Occupancy at the center is currently 100%. Estimated yield at completion of redevelopment is 6.76%.

The Regency-Oregon partnership acquired Shorewood Crossing II, a 98% leased retail center constructed in 2005 and located just outside of Chicago. The center is adjacent to Shorewood Crossing, another Regency-Oregon property purchased in 2004. Shorewood Crossing II is anchored by Staples and PETCO. The purchase price was $12.0 million at a cap rate of 7.44%.

Subsequent to quarter end, the Regency-Macquarie partnership entered into a definitive agreement with The Desco Group to acquire an interest in 33 retail centers totaling approximately 2.8 million square feet. The majority of the primarily Schnucks-anchored shopping centers are located in the St. Louis metro area with others located in Illinois, Indiana and Tennessee. Schnucks is the leading grocery retailer in the St. Louis market with an estimated 37% market share. The total value of the transaction will be approximately $400 million. The portfolio will be held in a newly-formed co-investment partnership of which Macquarie will own approximately 60%, The Desco Group will own approximately 27% and Regency will own approximately 13%.

Property and outparcel sales for the quarter totaled $117.3 million. Regency sold one operating property at a gross sales price of $25.3 million and a cap rate of 7.97%. Regency also sold two development properties. Alameda Bridgeside Shopping Center, a completed development, was sold for $40.5 million at a cap rate of 5.84%. Spring West Center was sold for $18.6 million. The Company sold 11 outparcels for total proceeds of $32.9 million.

Development

During the quarter, the Company started five new development projects representing $192.4 million of estimated costs. These starts have an expected NOI yield of 9.2% on net development costs after partner participation. Regency’s shadow pipeline of potential future starts totals nearly $2.0 billion. As of June 30, 2007, the Company had 50 projects under development for an estimated total net investment at completion of $1.2 billion and an expected return of 9.1% on net development costs after partner participation. The in-process developments are 50% funded and 81% leased and committed, including tenant-owned GLA. Also, the Company completed five projects with total net development costs of $68.7 million and a NOI yield of 9.10% after partner participation.

Capital Markets

During the quarter, Regency completed the sale of $400 million of 5.875% ten-year senior unsecured notes. The notes are due June 15, 2017 and were priced at 99.527%. The net proceeds will be used to reduce borrowings under Regency’s corporate line of credit.

Dividend

On July 31, 2007, the Board of Directors declared a quarterly cash dividend of $0.66 per share, payable on August 29, 2007 to shareholders of record on August 15, 2007. The Board also declared a quarterly cash dividend of $0.46563 for each depositary share representing Series 3 Preferred stock, payable on October 1, 2007 to shareholders of record on September 3, 2007; a quarterly cash dividend of $0.45313 for each depositary share representing Series 4 Preferred stock, payable on October 1, 2007 to shareholders of record on September 3, 2007; and a quarterly cash dividend of $0.41875 on the Series 5 Preferred stock, payable on October 1, 2007 to shareholders of record on September 3, 2007.

Conference Call

In conjunction with Regency’s second quarter results, you are invited to listen to its conference call that will be broadcast live over the internet on Thursday, August 2 at 10:00 a.m. EST on the Company’s web site www.RegencyCenters.com. If you are unable to participate during the live webcast, the call will also be archived on the web site.

The Company has published additional forward-looking statements in its second quarter 2007 supplemental information package that may help investors estimate earnings for 2007. A copy of the Company’s second quarter 2007 supplemental information will be available on the Company’s web site at www.RegencyCenters.com or by written request to Diane Ortolano, Investor Relations, Regency Centers Corporation, One Independent Drive, Suite 114, Jacksonville, Florida, 32202. The supplemental information package contains more detailed financial and property results including financial statements, an outstanding debt summary, acquisition and development activity, investments in partnerships, information pertaining to securities issued other than common stock, property details, a significant tenant rent report and a lease expiration table in addition to earnings and valuation guidance assumptions. The information provided in the supplemental package is unaudited and there can be no assurance that the information will not vary from the final information for the quarter ended June 30, 2007. Regency may, but assumes no obligation to, update information in the supplemental package from time to time.

Funds From Operations Reconciliation to Net Income—Actual Results

For the Periods Ended June 30, 2007 and 2006	Three Months Ended		Year to Date
	2007	2006	2007	2006
Funds From Operations:

Net income for common stockholders	$44,365,297	$32,127,869	$96,434,497	$97,983,515
Add (Less):
Depreciation expense – consolidated properties	18,495,578	18,347,412	36,554,096	36,300,629
Depreciation and amortization expense – uncons properties	10,526,207	10,782,008	21,195,575	22,088,211
Consolidated JV partners’ share of depreciation	(110,017)	(107,412)	(224,228)	(165,072)
Amortization of leasing commissions and intangibles	2,617,559	2,850,257	5,282,691	5,523,786
Gain on sale of operating properties, including JV’s	(10,555,722)	144,217	(15,315,959)	(39,969,513)
Minority interest of exchangeable partnership units	432,535	491,753	979,113	1,671,807

Funds From Operations	65,771,437	64,636,104	144,905,785	123,433,363

Dividends assumed on treasury method shares	(269,063)	(303,150)	(519,347)	(598,527)

Funds From Operations for calculating Diluted FFO per Share	$65,502,374	$64,332,954	$144,386,438	$122,834,836

Weighted Average Shares For Diluted FFO per Share	69,848,950	69,318,283	69,762,057	69,175,297

Reported results are preliminary and not final until the filing of our Form 10-Q with the SEC and, therefore, remain subject to adjustment.

Regency Centers Corporation (NYSE: REG)

Regency is the leading national owner, operator, and developer of grocery-anchored and community shopping centers. At June 30, 2007, the Company owned 413 retail properties, including those held in co-investment partnerships. Including tenant-owned square footage, the portfolio encompassed nearly 55 million square feet located in top markets throughout the United States. Since 2000 Regency has developed 177 shopping centers, including those currently in-process, representing an investment at completion of approximately $2.9 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on forms 10K and 10Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.